Exhibit 99.1
Investor Relations:
Kathleen Bela
Juniper Networks
(408) 936-7804
kbela@juniper.net
Media Relations:
David Shane
Juniper Networks
(408) 936-4872
dshane@juniper.net
Cindy Ta
Juniper Networks
(408)936-6131
cta@juniper.net
JUNIPER NETWORKS REPORTS RECORD PRELIMINARY FOURTH QUARTER AND FISCAL YEAR
2010 FINANCIAL RESULTS
Q4 Financial Highlights
•	Revenue: $1.190 billion, up 26% from Q4’09 and up 18% from Q3’10

•	Operating Margin: 19.1% GAAP; 24.5% non-GAAP

•	GAAP Net Income Per Share: $0.35 diluted

•	Non-GAAP Net Income Per Share: $0.42 diluted, up 31% from Q4’09 and Q3’10 (including approximately $0.03 per share favorable impact due to the extension of R&D tax credit)
2010 Financial Highlights
•	Revenue: $4.093 billion, up 23% from 2009

•	Operating Margin: 18.8% GAAP; 24.0% non-GAAP

•	GAAP Net Income Per Share: $1.15 diluted

•	Non-GAAP Net Income Per Share: $1.32 diluted, up 43% from 2009
SUNNYVALE, Calif., Jan. 25, 2011 — Juniper Networks (NYSE: JNPR) today reported preliminary financial results for the three and twelve months ended December 31, 2010, and provided its outlook for the three months ending March 31, 2011. Juniper’s fourth quarter and full year 2010 results reflect record performance by the company as measured by non-GAAP net income and revenues.
Net revenues for the fourth quarter of 2010 increased 26% on a year-over-year basis and increased 18% sequentially, to $1.190 billion. For the year ended December 31, 2010, Juniper’s revenue increased 23% on a year-over-year basis to $4.093 billion.
The Company posted GAAP net income of $190.2 million, or $0.35 per diluted share, and non-GAAP net income of $228.6 million, or $0.42 per diluted share, for the fourth quarter of 2010. Included in both the GAAP and non-GAAP net income per share is approximately $0.03 per share favorable impact due to the extension of R&D tax credit.

Non-GAAP net income per diluted share for the fourth quarter of 2010 increased 31% on a year-over-year and quarter-over-quarter basis. For the year ended December 31, 2010, GAAP net income was $618.4 million, or $1.15 per diluted share, and non-GAAP net income was $710.5 million, or $1.32 per diluted share.
Non-GAAP net income per diluted share, for the year ended December 31, 2010, increased 43% on a year-over-year basis. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Net Revenues by Market table below.
“Juniper produced outstanding results in 2010, the first year of a multi-year growth strategy centered on mobile Internet and cloud computing trends,” said Kevin Johnson, Juniper’s chief executive officer. “2011 is an important next step as we prepare to introduce innovative new products that continue to deliver on the promise of the new network.”
Juniper’s operating margin for the fourth quarter of 2010 increased to 19.1% on a GAAP basis, up from 0.6% in the same quarter a year ago. Non-GAAP operating margin for the fourth quarter of 2010 increased slightly to 24.5% from 24.4% in the same quarter a year ago. For the fiscal year 2010, Juniper’s operating margin increased to 18.8% on a GAAP basis from 9.4% for the prior fiscal year. Non-GAAP operating margin for the fiscal year 2010 increased to 24.0% from 20.2% in the fiscal year 2009.
Juniper generated net cash from operations for the fourth quarter of 2010 of $371.0 million, compared to net cash provided by operations of $259.6 million for the same quarter of 2009. For the year ended December 31, 2010, Juniper generated net cash from operations of $812.3 million, compared to $796.1 million in 2009.
Capital expenditures as well as depreciation and amortization expense during the fourth quarter of 2010 were $47.8 million and $42.9 million, respectively. Capital expenditures as well as depreciation and amortization expense during the 2010 fiscal year were $185.3 million and $155.3 million, respectively.
“Juniper capped 2010 with a strong revenue and profit performance in the fourth quarter. The company executed well on the operating principles it set forth for the year, and we are showing strong returns on the investments we began making in 2009 in our innovation roadmap and the expansion of our routes to market,” said Robyn Denholm, Juniper’s chief financial officer. “We are focused on further enhancing our performance in 2011 by driving sustained, strong growth, improving margins, and leveraging our strong balance sheet.”
Outlook
•	Juniper estimates revenue for the first quarter ending March 31, 2011 to be in the range of $1.06 billion to $1.11 billion, which equates to approximately 19% growth year-over-year at the mid-point of the range.

•	Juniper estimates that its non-GAAP gross margin will remain in its targeted range of between 66% and 68% in the first quarter.

•	Juniper estimates that its non-GAAP operating expenses will be higher as a percent of revenue but approximately flat with the prior quarter on a dollar basis. As a result, Juniper expects its non-GAAP operating margin for the first quarter will be 22.0%, plus or minus 0.5%.

•	Juniper estimates that its non-GAAP net income per share will range between $0.30 and $0.33 on a diluted basis, assuming a flat share count and estimated non-GAAP tax rate of 28.5%. The non-GAAP EPS estimate includes the impact of recent acquisitions of approximately $0.02 per share.
All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, stock-based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Web Cast
Juniper Networks will host a conference call web cast today, January 25, 2011 at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.
To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website until April 14, 2011.
About Juniper Networks
From devices to data centers, from consumers to the cloud, Juniper Networks delivers innovative software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).
Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.
Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.
Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net revenues:

Product	$962,209	$739,096	$3,258,651	$2,567,992
Service	227,732	202,358	834,615	747,920

Total net revenues	1,189,941	941,454	4,093,266	3,315,912
Cost of revenues:
Product	299,699	234,756	1,000,865	841,722
Service	98,241	75,452	350,654	290,987

Total cost of revenues	397,940	310,208	1,351,519	1,132,709

Gross margin	792,001	631,246	2,741,747	2,183,203
Operating expenses:
Research and development	254,942	187,210	917,855	741,708
Sales and marketing	257,690	211,288	857,072	759,131
General and administrative	45,068	41,196	177,859	159,459
Amortization of purchased intangible assets	972	1,157	4,230	10,416
Litigation settlement charges	—	181,331	—	182,331
Restructuring charges	2,255	3,212	10,805	19,463
Acquisition-related charges	4,276	—	6,342	—

Total operating expenses	565,203	625,394	1,974,163	1,872,508

Operating income	226,798	5,852	767,584	310,695
Interest and other (expense) income, net	(580)	347	1,917	6,928
Gain (loss) on equity investments	5,421	(2,251)	8,653	(5,562)

Income before income taxes and noncontrolling interest	231,639	3,948	778,154	312,061
Income tax provision (benefit)	41,556	(17,185)	158,781	196,833

Consolidated net income	190,083	21,133	619,373	115,228
Adjust for net loss (income) attributable to noncontrolling interest	150	1,771	(971)	1,771

Net income attributable to Juniper Networks	$190,233	$22,904	$618,402	$116,999

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.36	$0.04	$1.18	$0.22

Diluted	$0.35	$0.04	$1.15	$0.22

Shares used in computing net income per share:
Basic	523,556	523,200	522,444	523,603

Diluted	541,464	538,887	538,790	534,015

Juniper Networks, Inc.
Share-Based Compensation by Category
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cost of revenues — Product	$1,260	$1,074	$4,353	$3,906
Cost of revenues — Service	3,632	2,922	13,523	10,487
Research and development	23,481	15,294	78,461	59,282
Sales and marketing	15,929	11,340	54,949	43,148
General and administrative	8,100	7,584	30,671	22,836

Total	$52,402	$38,214	$181,957	$139,659

Juniper Networks, Inc.
Share-Based Compensation Related Payroll Tax by Category
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cost of revenues — Product	$66	$(23)	$197	$25
Cost of revenues — Service	319	(70)	689	75
Research and development	793	(407)	2,206	133
Sales and marketing	1,177	(155)	2,912	514
General and administrative	182	4	429	85

Total	$2,537	$(651)	$6,433	$832

Juniper Networks, Inc.
Net Revenues by Reportable Segment
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Infrastructure — Product	$757,652	$562,978	$2,511,584	$1,959,198
Infrastructure — Service	149,502	132,363	538,690	482,437

Total Infrastructure	$907,154	$695,341	$3,050,274	$2,441,635

Service Layer Technologies — Product	$204,557	$176,118	$747,067	$608,794
Service Layer Technologies — Service	78,230	69,995	295,925	265,483

Total Service Layer Technologies	$282,787	$246,113	$1,042,992	$874,277

Total	$1,189,941	$941,454	$4,093,266	$3,315,912

Juniper Networks, Inc.
Net Revenues by Geographic Region
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Americas	$580,120	$514,482	$2,095,556	$1,687,857
Europe, Middle East, and Africa	359,761	254,899	1,189,266	953,218
Asia Pacific	250,060	172,073	808,444	674,837

Total	$1,189,941	$941,454	$4,093,266	$3,315,912

Juniper Networks, Inc.
Net Revenues by Market
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Service Provider	$783,841	$639,269	$2,631,486	$2,197,069
Enterprise	406,100	302,185	1,461,780	1,118,843

Total	$1,189,941	$941,454	$4,093,266	$3,315,912

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2010	2009	2010	2009
GAAP Cost of revenues — Product		$299,699	$234,756	$1,000,865	$841,722
Share-based compensation expense	C	(1,260)	(1,074)	(4,353)	(3,906)
Share-based compensation related payroll tax	C	(66)	23	(197)	(25)
Amortization of purchased intangible assets	A	(2,554)	(904)	(4,301)	(5,011)

Non-GAAP Cost of revenues — Product		295,819	232,801	992,014	832,780

GAAP Cost of revenues — Service		98,241	75,452	350,654	290,987
Share-based compensation expense	C	(3,632)	(2,922)	(13,523)	(10,487)
Share-based compensation related payroll tax	C	(319)	70	(689)	(75)

Non-GAAP Cost of revenues — Service		94,290	72,600	336,442	280,425

GAAP Gross margin — Product		662,510	504,340	2,257,786	1,726,270
Share-based compensation expense	C	1,260	1,074	4,353	3,906
Share-based compensation related payroll tax	C	66	(23)	197	25
Amortization of purchased intangible assets	A	2,554	904	4,301	5,011

Non-GAAP Gross margin — Product		666,390	506,295	2,266,637	1,735,212

GAAP Product gross margin as a % of product revenue		68.9%	68.2%	69.3%	67.2%
Share-based compensation expense as a % of product revenue	C	0.1%	0.2%	0.2%	0.2%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.3%	0.1%	0.1%	0.2%

Non-GAAP Product gross margin as a % of product revenue		69.3%	68.5%	69.6%	67.6%

GAAP Gross margin — Service		129,491	126,906	483,961	456,933
Share-based compensation expense	C	3,632	2,922	13,523	10,487
Share-based compensation related payroll tax	C	319	(70)	689	75

Non-GAAP Gross margin — Service		$133,442	$129,758	$498,173	$467,495

GAAP Service gross margin as a % of service revenue		56.9%	62.7%	58.0%	61.1%
Share-based compensation expense as a % of service revenue	C	1.6%	1.4%	1.6%	1.4%
Share-based compensation related payroll tax as a % of service revenue	C	0.1%	—%	0.1%	—%

Non-GAAP Service gross margin as a % of service revenue		58.6%	64.1%	59.7%	62.5%

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2010	2009	2010	2009
GAAP Gross margin		$792,001	$631,246	$2,741,747	$2,183,203
Share-based compensation expense	C	4,892	3,996	17,876	14,393
Share-based compensation related payroll tax	C	385	(93)	886	100
Amortization of purchased intangible assets	A	2,554	904	4,301	5,011

Non-GAAP Gross margin		799,832	636,053	2,764,810	2,202,707

GAAP Gross margin as a % of revenue		66.6%	67.1%	67.0%	65.8%
Share-based compensation expense as a % of revenue	C	0.4%	0.4%	0.4%	0.4%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.2%	0.1%	0.1%	0.2%

Non-GAAP Gross margin as a % of revenue		67.2%	67.6%	67.5%	66.4%

GAAP Research and development expense		254,942	187,210	917,855	741,708
Share-based compensation expense	C	(23,481)	(15,294)	(78,461)	(59,282)
Share-based compensation related payroll tax	C	(793)	407	(2,206)	(133)

Non-GAAP Research and development expense		230,668	172,323	837,188	682,293

GAAP Sales and marketing expense		257,690	211,288	857,072	759,131
Share-based compensation expense	C	(15,929)	(11,340)	(54,949)	(43,148)
Share-based compensation related payroll tax	C	(1,177)	155	(2,912)	(514)

Non-GAAP Sales and marketing expense		240,584	200,103	799,211	715,469

GAAP General and administrative expense		45,068	41,196	177,859	159,459
Share-based compensation expense	C	(8,100)	(7,584)	(30,671)	(22,836)
Share-based compensation related payroll tax	C	(182)	(4)	(429)	(85)

Non-GAAP General and administrative expense		36,786	33,608	146,759	136,538

GAAP Operating expense		565,203	625,394	1,974,163	1,872,508
Share-based compensation expense	C	(47,510)	(34,218)	(164,081)	(125,266)
Share-based compensation related payroll tax	C	(2,152)	558	(5,547)	(732)
Amortization of purchased intangible assets	A	(972)	(1,157)	(4,230)	(10,416)
Litigation settlement charges	B	—	(181,331)	—	(182,331)
Restructuring charges	B	(2,255)	(3,212)	(10,805)	(19,463)
Acquisition-related charges	A	(4,276)	—	(6,342)	—

Non-GAAP Operating expense		$508,038	$406,034	$1,783,158	$1,534,300

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2010	2009	2010	2009
GAAP Operating income		$226,798	$5,852	$767,584	$310,695
Share-based compensation expense	C	52,402	38,214	181,957	139,659
Share-based compensation related payroll tax	C	2,537	(651)	6,433	832
Amortization of purchased intangible assets	A	3,526	2,061	8,531	15,427
Litigation settlement charges	B	—	181,331	—	182,331
Restructuring charges	B	2,255	3,212	10,805	19,463
Acquisition-related charges	A	4,276	—	6,342	—

Non-GAAP Operating income		291,794	230,019	981,652	668,407

GAAP Operating margin		19.1%	0.6%	18.8%	9.4%
Share-based compensation expense as a % of revenue	C	4.3%	4.1%	4.3%	4.2%
Share-based compensation related payroll tax as a % of revenue	C	0.2%	(0.1)%	0.2%	0.1%
Amortization of purchased intangible assets as a % of revenue	A	0.3%	0.2%	0.2%	0.5%
Litigation settlement charges as a % of revenue	B	—%	19.3%	—%	5.5%
Restructuring charges as a % of revenue	B	0.2%	0.3%	0.3%	0.5%
Acquisition-related charges as a % of revenue	A	0.4%	—%	0.2%	—%

Non-GAAP Operating margin		24.5%	24.4%	24.0%	20.2%

GAAP Other income (expense), net		4,841	(1,904)	10,570	1,366
(Gain) loss on equity investments	B	(5,421)	2,251	(8,653)	5,562

Non-GAAP Other (expense) income, net		(580)	347	1,917	6,928

GAAP Income tax provision (benefit)		41,556	(17,185)	158,781	196,833
Non-recurring income tax adjustment	B	—	—	54,069	(56,683)
Valuation allowance on deferred tax assets	B	—	—	—	(61,755)
Income tax effect of non-GAAP exclusions	B	21,219	75,672	59,258	107,170

Non-GAAP Provision for income tax		62,775	58,487	272,108	185,565

Non-GAAP Income tax rate		21.6%	25.4%	27.7%	27.5%

Non-GAAP Income before income taxes and noncontrolling interest*		$291,214	$230,366	$983,569	$675,335

*	Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except per share amounts and percentages)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2010	2009	2010	2009
GAAP Net income attributable to Juniper Networks		$190,233	$22,904	$618,402	$116,999
Share-based compensation expense	C	52,402	38,214	181,957	139,659
Share-based compensation related payroll tax	C	2,537	(651)	6,433	832
Amortization of purchased intangible assets	A	3,526	2,061	8,531	15,427
Litigation settlement charges	B	—	181,331	—	182,331
Restructuring charges	B	2,255	3,212	10,805	19,463
Acquisition-related charges	A	4,276	—	6,342	—
(Gain) loss on equity investments	B	(5,421)	2,251	(8,653)	5,562
Non-recurring income tax adjustments	B	—	—	(54,069)	56,683
Valuation allowance on deferred tax assets	B	—	—	—	61,755
Income tax effect of non-GAAP exclusions	B	(21,219)	(75,666)	(59,258)	(107,164)

Non-GAAP Net income		$228,589	$173,656	$710,490	$491,547

Non-GAAP Net income per share:
Basic	D	$0.44	$0.33	$1.36	$0.94

Diluted	D	$0.42	$0.32	$1.32	$0.92

Shares used in computing non-GAAP net income per share:
Basic	D	523,556	523,200	522,444	523,603

Diluted	D	541,464	538,887	538,790	534,015

GAAP Net income attributable to Juniper Networks as a % of revenue		16.0%	2.4%	15.1%	3.5%
Share-based compensation expense as a % of revenue	C	4.4%	4.1%	4.4%	4.2%
Share-based compensation related payroll tax as a % of revenue	C	0.2%	(0.1)%	0.2%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.3%	0.2%	0.2%	0.5%
Litigation settlement charges as a % of revenue	B	—%	19.3%	—%	5.5%
Restructuring charges as a % of revenue	B	0.2%	0.3%	0.3%	0.5%
Acquisition-related charges as a % of revenue	A	0.4%	—%	0.2%	—%
(Gain) loss on equity investments	B	(0.5)%	0.2%	(0.2)%	0.2%
Non-recurring income tax adjustments as a % of revenue	B	—%	—%	(1.3)%	1.7%
Valuation allowance on deferred tax assets as a % of revenue	B	—%	—%	—%	1.9%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.8)%	(8.0)%	(1.5)%	(3.2)%

Non-GAAP Net income as a % of revenue		19.2%	18.4%	17.4%	14.8%

Discussion of Non-GAAP Financial Measures
The table above includes the following non-GAAP financial measures from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; net other income and expense; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Stock-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, stock based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.
Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
Note C: Stock-Based Compensation Related Items. We provide non-GAAP information relative to our expense for stock-based compensation and related payroll tax. We began to include stock-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of stock-based compensation, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Stock-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to stock-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our stock-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of stock-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.
Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,811,887	$1,604,723
Short-term investments	474,514	570,522
Accounts receivable, net of allowances	596,622	458,652
Deferred tax assets, net	161,535	196,318
Prepaid expenses and other current assets	169,812	48,744

Total current assets	3,214,370	2,878,959
Property and equipment, net	493,881	455,651
Long-term investments	535,178	483,505
Restricted cash	119,346	53,732
Purchased intangible assets, net	121,803	13,834
Goodwill	3,927,807	3,658,602
Long-term deferred tax assets, net	—	10,555
Other long-term assets	55,466	35,425

Total assets	$8,467,851	$7,590,263

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$292,270	$242,591
Accrued compensation	256,746	176,551
Accrued warranty	35,931	38,199
Deferred revenue	660,264	571,652
Income taxes payable	25,000	34,936
Accrued litigation settlements	—	169,330
Other accrued liabilities	201,765	142,526

Total current liabilities	1,471,976	1,375,785
Long-term deferred revenue	224,165	181,937
Long-term income tax payable	103,823	170,245
Other long-term liabilities	59,087	37,531

Total liabilities	1,859,051	1,765,498
Total equity	6,608,800	5,824,765

Total liabilities and equity	$8,467,851	$7,590,263

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Consolidated net income	$619,373	$115,228
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	155,288	148,373
Share-based compensation	181,957	139,659
(Gain) loss on equity investments	(8,653)	5,562
Excess tax benefits from share-based compensation	(48,500)	(3,510)
Deferred income taxes	64,035	9,436
Changes in operating assets and liabilities:
Accounts receivable, net	(129,199)	(28,682)
Prepaid expenses and other assets	(129,292)	(8,520)
Accounts payable	48,217	(2,422)
Accrued compensation	78,071	16,079
Accrued warranty	(2,268)	(1,891)
Accrued litigation settlements	(169,330)	—
Income tax payable	25,193	43,672
Other accrued liabilities	(451)	199,787
Deferred revenue	127,894	163,326

Net cash provided by operating activities	812,335	796,097
Cash flows from investing activities:
Purchases of property and equipment, net	(185,291)	(153,101)
Purchases of trading investments	(2,754)	—
Purchases of available-for-sale investments	(1,577,758)	(1,461,532)
Proceeds from sales of available-for-sale investments	537,916	285,379
Proceeds from maturities of available-for-sale investments	1,086,514	398,435
Payment for business acquisitions, net of cash and cash equivalents acquired	(374,765)	—
Changes in restricted cash	(12,424)	(11,276)
Purchases of privately-held equity investments, net	(4,188)	(6,205)

Net cash used in investing activities	(532,750)	(948,300)
Cash flows from financing activities:
Proceeds from issuance of common stock	451,039	164,207
Purchases and retirement of common stock	(565,473)	(453,888)
Change in customer financing arrangements	(3,487)	19,613
Excess tax benefits from share-based compensation	48,500	3,510
(Return of capital to) proceeds from noncontrolling interest	(3,000)	4,400

Net cash used in financing activities	(72,421)	(262,158)

Net increase (decrease) in cash and cash equivalents	207,164	(414,361)
Cash and cash equivalents at beginning of period	1,604,723	2,019,084

Cash and cash equivalents at end of period	$1,811,887	$1,604,723

Juniper Networks, Inc.
Cash, Cash Equivalents, and Investments
(in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$1,811,887	$1,604,723
Short-term investments	474,514	570,522
Long-term investments	535,178	483,505

Total	$2,821,579	$2,658,750